Filed Pursuant to Rule 424(b)(3)

Registration No. 333-101838

Prospectus Supplement No. 2 dated April 10, 2003

(to Prospectus dated January 28, 2003)

SanDisk Corporation

$14,261,000

(Aggregate Principal Amount)

4½% Convertible Subordinated Notes due 2006

The following information supplements the information contained in our prospectus dated January 28, 2003, relating to the resale by certain of our selling securityholders of up to $17,300,000 aggregate principal amount of our 4½% Convertible Subordinated Notes due 2006, or Notes, and the shares of our common stock issuable upon conversion of the Notes. An aggregate of $3,039,000 principal amount of Notes has been sold since our prospectus dated January 28, 2003, and the following table reflects the $14,261,000 aggregate principal amount of Notes that remain unsold as of the date of this prospectus supplement. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information contained in the table appearing under the heading “Selling Securityholders” on pages 51 and 52 of the prospectus with respect to the Selling Securityholders named below is hereby amended and restated in its entirety as follows:

Name	Principal Amount At Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding**	Number of Conversion Shares That May Be Sold
GLG Market Neutral Fund(1)	8,900,000	5.93%	482,856
Zurich Institutional Benchmarks Master Fund Ltd.(2)	456,000	*	24,739
The Estate of James Campbell(2)	105,000	*	5,697
Arbitex Master Fund LP(3)	1,800,000	1.20%	97,656
Lyxor Master Fund ref HW(3)	1,000,000	*	54,253
MFS Total Return Fund(4)	2,000,000	1.33%	108,507

Total	$14,261,000	9.51%	773,708

*	Less than 1%
**	Based on total notes in the principal amount of $150,000,000 outstanding, of which $14,261,000 principal amount are registered hereunder.
(1)	The fund manager of GLG Market Neutral Fund is Philippe Jabre, who may be deemed to beneficially own the notes and the shares of common stock issuable upon conversion of the notes.
(2)	The investment manager for each of Zurich Institutional Benchmarks Master Fund Ltd. and The Estate of James Campbell is SSI Investment Management Inc., of which George Douglas is Chief Investment Officer and John Gottfurcht is President, each of whom may be deemed to beneficially own the notes and the shares of common stock issuable upon conversion of the notes.
(3)	The authorized agents of each of Arbitex Master Fund LP and Lyxor Master Fund ref HW are Ken Tananbaum and Ken Whitman, each of whom may be deemed to beneficially own the notes and the shares of common stock issuable upon conversion of the notes.
(4)	The portfolio manager of MFS Total Return Fund is David Calabro, who may be deemed to beneficially own the notes and the shares of common stock issuable upon conversion of the notes.